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                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

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      240.14a-12

                              LSI LOGIC CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(Date)




(Name)
(Address)

Dear __________:

You should have recently received LSI Logic's Proxy Statement for the 1997 Annual Meeting of Stockholders to be held on May 6 at our facility in Gresham, Oregon. For your convenience, an additional copy of the Proxy Statement is enclosed here.

Among the proposals this year there are four that deal with reserving additional shares of common stock for our Employee Stock Purchase Plan (Purchase Plan) and our 1991 Equity Incentive Plan (Incentive Plan). The purpose of this letter is to encourage your vote in the affirmative on all proposals and to address certain frequently heard concerns of stockholders as they may relate to the Purchase Plan or the Incentive Plan.

The Purchase Plan allows employees to elect to withhold wages to periodically purchase shares of LSI Logic Common Stock at a discounted price. The employee Incentive Plan provides for the issuance of non-qualified stock options, incentive stock options and other stock-based or related benefits. Details of both plans are included in the Proxy Statement.

The proposals to reserve additional shares for issuance under the Purchase Plan and the Incentive Plan have been structured to reflect the Board of Directors' awareness of stockholder interests in how, and to what extent, the benefits under such stock-based plans are provided.

Proposals relating to each plan request approval for an "evergreen" feature. In determining the amount of new shares to be added each year, an aggregate amount of less than five (5) percent of outstanding and issued shares at the beginning of each year was selected. The annual increases of shares to be added to both plans is believed to be consistent with internal guidelines for many stockholders. Expressed as a percentage of outstanding shares, the numbers of shares that would be added are consistent with LSI Logic's historical practices. An additional component of the Incentive Plan evergreen proposal is to limit its applicability to only seven years before shareholder approval would again need to be obtained. We believe this feature would add stability and predictability to the plans within appropriate limits.
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We are also aware that some stockholders prefer that stock option plans limit or even prohibit any authority to reprice previously granted stock options without first obtaining stockholder approval. While LSI Logic's Incentive Plan does not contain a restriction to this effect, it is believed that the Company's past practices reflect an approach to this topic that is both conservative and realistic in the electronics industry.

As you know, LSI Logic is an employer that must recruit for and attempt to retain a substantial portion of the Company's key engineering talent in Silicon Valley. In this context, LSI Logic's practice is to grant stock options at fair market value at the time of grant. Further, consideration of the question of stock option repricing has and would be considered in the future only in circumstances that the Company regarded as extraordinary. We believe, for example, that the repricing offered in 1996 reflects this attitude, since it did not include the CEO or the individuals who then were the four highest compensated executive officers. Also, a vesting restart requirement was imposed as a condition of obtaining the new price. We trust you will agree that our practice reflects an appropriate balance of business requirements and adequate stockholder protections.

LSI Logic firmly believes that, in the context of the competitive environment in which we seek to recruit and retain talented people, stock-based employee incentive compensation plans are a crucial component of our compensation strategy.

Should you have any questions about the foregoing or any of the other proposals this year, please do not hesitate to contact me at 408.433.4365.
We look forward to receiving your affirmative vote.


                                    Sincerely,



                                    Diana Matley
                                    Director, Investor Relations


Enc.